Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our combined report dated May 20, 2009, with respect to the consolidated financial statements and internal control over financial reporting of UQM Technologies, Inc. included in the Annual Report on Form 10-K for the year ended March 31, 2009, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP

Denver, Colorado

July 28, 2009